Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WCG
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcgworld.com

PDL BioPharma Announces Fourth Quarter and Full Year 2009 Financial Results

and Provides First Quarter 2010 Revenue Guidance

– Conference Call Today at 4:30 p.m. Eastern Time –

INCLINE VILLAGE, NV, March 2, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2009.

Total revenues from continuing operations in 2009 were $318.2 million, an eight percent increase from $294.2 million in 2008. For the fourth quarter of 2009, total revenues from continuing operations were $58.3 million, compared with $68.7 million for the same period of 2008. Included in 2008 fourth quarter revenues was the first of two $12.5 million settlement installments from Alexion Pharmaceuticals. The second payment was received and recognized in the second quarter of 2009.

Royalty revenues for the fourth quarter of 2009 are based on third quarter product sales by PDL’s licensees and include $3.2 million for Synagis®, which is marketed by MedImmune. When compared with the fourth quarter of 2008, underlying product sales of Avastin®, which is marketed by Genentech and Roche, Lucentis®, which is marketed by Genentech and Novartis, and Tysabri®, which is marketed by Elan and Biogen Idec, increased by more than 20 percent each. Royalties from sales of Herceptin®, marketed by Genentech and Roche, decreased eight percent despite an eight percent increase in underlying Herceptin sales because of a change in the sales mix of ex-U.S. based manufactured and sold Herceptin (for which PDL receives a flat three percent royalty rate) and U.S. manufactured or sold Herceptin (for which the fourth quarter effective rate received from Genentech was one percent). Changes in foreign currency conversion rates did not have a significant impact in the fourth quarter of 2009 when compared to the same period in 2008.

Total general and administrative expenses from continuing operations in 2009 were $21.1 million, compared with $51.5 million in 2008. For the fourth quarter of 2009, general and administrative expenses from continuing operations were $5.5 million, compared with $15.9 million for the same period of 2008. The decrease was primarily driven by the Company’s reduced cost structure. Significant expense items in 2009 were legal fees of $10.9 million, compensation and benefits of $3.4 million, professional service fees of $2.4 million and non-cash compensation and depreciation costs of $1.8 million.

Net income in 2009 was $189.7 million, or $1.07 per diluted share, compared with net income of $68.4 million in 2008, or $0.47 per diluted share. Net income for the fourth quarter of 2009 was $28.6 million, or $0.17 per diluted share, compared with net income of $40.6 million, or $0.26 per diluted share, for the same period in 2008.

Net cash provided by operating activities was $187.0 million in 2009, compared with $80.1 million in 2008. At December 31, 2009, PDL had cash, cash equivalents, short-term investments and restricted cash of $303.2 million, compared with $147.5 million at December 31, 2008.

In 2009, PDL recognized $90.6 million in income tax expense in its net income. However, the actual cash outlay for taxes was $29.3 million, because PDL was able to use $173.7 million in federal net operating loss carry forwards and $16.4 million in federal income tax credit carry forwards. While PDL had $46.5 million in federal net operating loss carry forwards remaining at the end of 2009, it will be limited to using only $1.8 million per year in determining taxes to be paid for each year going forward. At the end of 2009, the Company had $22.6 million federal income tax credit carry forwards of which it anticipates $19.8 million will be used in 2010.

Recent Developments

•	In November 2009, PDL completed a $300 million securitization transaction monetizing certain of its royalties from sales of Genentech products.

•

In October 2009, PDL paid a cash dividend of $0.50 per share of common stock and in December 2009, PDL paid an additional cash dividend of $1.67 per share of common stock using a portion of the proceeds from the $300 million securitization transaction.

•	In December 2009, PDL entered into a non-exclusive license agreement with Eli Lilly and Company, under PDL’s Queen et al patents, with respect to teplizumab.

2010 Dividends

PDL previously announced that it will pay two special dividends to its stockholders in 2010. Each of the dividends will be $0.50 per share. The first special dividend will be paid on April 1, 2010 to all stockholders who own shares of PDL on March 15, 2010. The second special dividend will be paid on October 1, 2010 to all stockholders who own shares of PDL on September 15, 2010. PDL does not pay regular dividends.

First Quarter 2010 Revenue Guidance

PDL will continue to provide revenue guidance on a quarterly basis at the beginning of the third month of each quarter for that quarter, as it did in 2009.

Revenue guidance for the first quarter of 2010 is $62 million as compared with actual results of $62.6 million for the same period in 2009. Included in first quarter results in 2009 was $17.1 million from MedImmune for sales of Synagis. The Company’s first quarter 2010 guidance does not include royalties for Synagis due to ongoing legal disputes with MedImmune. Excluding MedImmune, anticipated first quarter 2010 revenue grew by more than 35 percent over the first quarter of 2009. The growth is primarily driven by increased fourth quarter 2009 sales of Avastin, Herceptin, Lucentis, Tysabri and Actemra for which PDL received royalties in the first quarter of 2010.

Reported sales of Avastin and Herceptin increased 18 percent and 11 percent, respectively, when compared to the same period for the prior year. Also contributing to increased Avastin and Herceptin royalties are product sales that are ex-U.S. manufactured and sold and for which PDL receives a flat three percent royalty as compared to the tiered royalty that it receives from Genentech for product sales that are either manufactured or sold in the United States. As a percent of total Herceptin sales, ex-U.S. manufactured and sold Herceptin increased to 43 percent from 16 percent for the same period in the prior year. Ex-U.S. manufactured and sold Avastin sales represented five percent of total Avastin sales. This is the first quarter in which PDL has received royalties on sales of ex-U.S. manufactured and sold Avastin.

Reported sales of Lucentis increased 64 percent when compared to the same period for the prior year. Ex-U.S. sales of Lucentis, which is approved in more than 80 countries worldwide, increased 88 percent when compared to the same period for the prior year and represented 57 percent of total global sales.

Reported sales of Tysabri increased 32 percent when compared to the same period for the prior year. Ex-U.S. sales of Tysabri increased 45 percent when compared to the same period for the prior year, and represented 53 percent of total global sales. Elan recently reported a 30 percent increase in the worldwide Tysabri patient population at the end of December 2009 as compared with December 2008.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company.

Conference Call Details

PDL will hold a conference call to discuss financial results and provide an update on company activities at 4:30 p.m. ET today, March 2.

To access the live conference call via phone, please dial (866) 831-6291 from the United States and Canada or (617) 213-8860 internationally. The conference ID is 90364858. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 3, 2010, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 53081878.

To access the live and subsequently archived webcast of the conference call, go to the company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues
Royalties	$57,902	$53,925	$305,049	$278,713
License and other	350	14,733	13,135	15,483

Total revenues	58,252	68,658	318,184	294,196
General and administrative expenses	5,526	15,909	21,064	51,544

Operating income	52,726	52,749	297,120	242,652
Gain from repurchase of convertible notes	—	—	1,518	—
Interest and other income, net	144	2,361	1,004	14,901
Interest expense	(9,321)	(3,555)	(19,357)	(14,219)

Income from continuing operations before income taxes	43,549	51,555	280,285	243,334
Income tax expense (benefit)	14,989	(3,855)	90,625	5,014

Income from continuing operations	28,560	55,410	189,660	238,320
Loss from discontinued operations, net of income taxes (1)	—	(14,771)	—	(169,933)

Net income	$28,560	$40,639	$189,660	$68,387

Income (loss) per basic share
Continuing operations	$0.24	$0.46	$1.59	$2.01
Discontinued operations	—	(0.12)	—	(1.43)

Net income per basic share	$0.24	$0.34	$1.59	$0.58

Income (loss) per diluted share
Continuing operations	$0.17	$0.34	$1.07	$1.48
Discontinued operations	—	(0.08)	—	(1.01)

Net income per diluted share	$0.17	$0.26	$1.07	$0.47

Cash dividends declared and paid per common share	$1.67	$—	$2.67	$4.25

Stock distribution in connection with the spin-off of Facet Biotech	$—	$2.60	$—	$2.60

Shares used to compute income (loss) per basic share	119,509	119,294	119,402	118,728

Shares used to compute income (loss) per diluted share	179,739	168,403	184,400	167,869

(1)	The financial results associated with both PDL’s former commercial operations which were sold in March 2008 and PDL’s former biotechnology operations which were spun off in December 2008 have been presented as discontinued operations for the quarter and year ended December 31, 2008. There were no discontinued operations for the quarter and year ended December 31, 2009.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
Cash, cash equivalents, short-term investments and restricted cash	$303,227	$147,527
Total assets	$338,411	$191,142
Convertible notes payable	$427,998	$499,998
Non-recourse notes payable	$300,000	$—
Total stockholders’ deficit	$(415,953)	$(352,569)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

(in thousands)

(unaudited)

	Year Ended December 31,
	2009	2008
Net income	$189,660	$68,387
Adjustments to reconcile net income to net cash provided by operating activities	(2,761)	52,919
Changes in assets and liabilities	55	(41,157)

Net cash provided by operating activities	$186,954	$80,149

MIX OF U.S.-BASED SALES AND EX-U.S.-BASED MANUFACTURING AND SALES OF

GENENTECH PRODUCTS

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Mix of Genentech products:
U.S.-based Sales	90%	85%	88%	85%
Ex-U.S.-based Manufacturing and Sales	10%	15%	12%	15%

The information in the table above is based on information provided to us by Genentech.